QuickLinks -- Click here to rapidly navigate through this document

Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

           We consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-121562) and Form S-8 (Nos. 333-12025, 333-68128, 333-83650, 333-106647, 333-117070, 333-117137, 333-128113 and 333-136575) and related Prospectuses of Impac Mortgage Holdings, Inc. of our reports dated March 9, 2007 with respect to the consolidated financial statements of Impac Mortgage Holdings, Inc., management's assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Impac Mortgage Holdings, Inc., in this Annual Report (Form 10-K) for the year ended December 31, 2006.

                          /s/  ERNST & YOUNG LLP

Orange County, California
March 12, 2007

QuickLinks

  Exhibit 23.1
Consent of Independent Registered Public Accounting Firm